Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Certificate:

1.	The present name of the corporation is Veri-Tek International, Corp.

2.	The identification number assigned by the Michigan Department of Labor & Economic Growth Bureau of Commercial Services is 10296D.

3.	Article I of the Articles of Incorporation is hereby amended to read as follows:

“The name of the corporation is Manitex International, Inc.”

The foregoing amendment to the Articles of Incorporation proposed by the board was duly adopted on the 28th day of April, 2008 by the written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given.

4.	The effective date of this Certificate of Amendment is May 28, 2008.

Signed this 22nd day of May, 2008

By:	/s/ David Langevin
Name:	David Langevin
Title:	Chief Executive Officer

ARTICLES OF INCORPORATION

OF VERI-TEK INTERNATIONAL, CORP.,

AS AMENDED

ARTICLE I (As amended December 11, 2003)

The name of the corporation is Veri-Tek International, Corp.

ARTICLE II

The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.

ARTICLE III (As amended July 16, 2004)

The total authorized shares:

1. Common Shares: 20,000,000

    Preferred Shares: 150,000

2. A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

The Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board of Directors by resolution shall designate that series to distinguish it from all other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series and shall set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption. Subject to the express terms of any other series of Preferred Stock outstanding at the time and notwithstanding any other provision of these Articles of Incorporation, the Board of Directors may increase or decrease the number of shares of, or alter the designation or classify or reclassify, any unissued shares of any series of Preferred Stock by setting or changing, in any one or more respects, from time to time before issuing the shares, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of any series of Preferred Stock.

ARTICLE IV

The address of the registered office is 28213 Van Dyke Avenue, Warren, Michigan 48093. The name of the registered agent at the registered office is Michael C. Azar, Esq.

ARTICLE V

The name and address of the incorporator is as follows: Michael C. Azar, 28213 Van Dyke Avenue, Warren, Michigan 48093.

ARTICLE VI

When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders, and also on this corporation.

ARTICLE VII

Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. A written consent shall bear the date of signature of the shareholder who signs the consent. Written consents are not effective to take corporate action unless within 60 days after the record date for determining shareholders entitled to express consent to or dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation’s registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented to the action in writing. An electronic transmission consenting to an action must comply with Section 407(3).

* * * * * * * * * * * *

I, the incorporator sign my name this 15th day of October, 2003.

By	/s/ Michael A. Azar

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